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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                              (AMENDMENT NO. __)(1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          COOPERATIVE BANKSHARES, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
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                         (Title of Class of Securities)

                                   216844 10 0
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                                 (CUSIP Number)

                                  APRIL 7, 2009
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)
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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).


                                Page 1 of 5 Pages



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                                                               Page 2 of 5 Pages

CUSIP NO. 216844 10 0               13G
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   1.   NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        COOPERATIVE BANK 401(k) SUPPLEMENTAL RETIREMENT PLAN
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   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) /_/
        (b) /_/
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   3.   SEC USE ONLY

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   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
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            NUMBER OF           5.      SOLE VOTING POWER           632,673(1)
             SHARES
          BENEFICIALLY          ------------------------------------------------
            OWNED BY
              EACH              6.      SHARED VOTING POWER               0
            REPORTING
             PERSON             ------------------------------------------------
              WITH
                                7.      SOLE DISPOSITIVE POWER      632,673(1)

                               ------------------------------------------------
                                8.      SHARED DISPOSITIVE POWER          0

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   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        632,673

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   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     /_/
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   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        9.60% (2)
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   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        EP
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(1)  Amount consists of Cooperative Bankshares, Inc. common stock (the "Common
     Stock") held in the 401(k) Savings Accounts and ESOP Accounts under the Cooperative Bank 401(k) Supplemental Retirement Plan (the "Plan").
(2)  Based on 6,589,256 shares of Common Stock outstanding as of April 30, 2009.



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                                                               Page 3 of 5 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

ITEM 1. (a)     NAME OF ISSUER:      Cooperative Bankshares, Inc.

        (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                201 Market Street
                Wilmington, North Carolina 28401

ITEM 2. (a)     NAME OF PERSON FILING:

                Cooperative Bank 401(k) Supplemental Retirement Plan
                Trustee:   TD Ameritrade Trust Company
                           717 17th Street, Suite 1700
                           Denver, Colorado 80202

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                201 Market Street
                Wilmington, North Carolina 28401

         (c)    CITIZENSHIP: See Page 2, Item 4.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $1.00 per share

         (e)    CUSIP NUMBER:          216844 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (f)[X] An employee benefit plan or endowment fund in accordance with Sections 240.13d-1(b)(1)(ii)(F).

ITEM 4.      OWNERSHIP.

         (a)    AMOUNT BENEFICIALLY OWNED: See Page 2, Item 9.
                -------------------------

         (b)    PERCENT OF CLASS: See Page 2, Item 11.
                ----------------

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                                                              Page 4 of 5 Pages


         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                 --------------------------------------------

                 (I)      SOLE POWER TO VOTE OR DIRECT THE VOTE;
                 (II)     SHARED POWER TO VOTE OR DIRECT THE VOTE;
                 (III)    SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF; OR
                 (IV)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

                 See Page 2, Items 5, 6, 7 and 8.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                              Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  May 21, 2009
                                  ------------
                                      Date

                               /s/ Todd L. Sammons
                   -----------------------------------------
                                    Signature

                    Todd L. Sammons, as Employer Plan Sponsor
                    -----------------------------------------
                                   Name/Title